Exhibit 10.30

GenMark Diagnostics, Inc. 5964 La Place Court Carlsbad, CA 92008	Tel 1 800 373 6767 Fax 1 760 448 4301 www.genmarkdx.com

September 2, 2011

Brad Calvin

12533 War Admiral Way

North Potomac, MD 20878

Dear Brad:

Clinical Micro Sensors, Inc. d.b.a. GenMark Diagnostics, Inc. (“GenMark Dx”) is pleased to offer you employment in the position of Senior Vice President, Global Marketing with a start date of October 3, 2011.

Your annual gross salary will be $240,000.00 to be paid on a bi-weekly basis in keeping with GenMark Dx’s standard payroll practices and procedures. In addition, you will be eligible to participate in the GenMark Dx performance incentive bonus program with a potential variable earning opportunity of 50% of your base salary. The Company will also provide you with a signing bonus of $25,000.00 payable as soon as practicable upon receiving your signed offer letter. An additional $25,000.00 bonus will be paid 6 months following your first date of employment. In the event you terminate voluntarily from the company within 1 year of employment, GenMark may seek a pro-rated reimbursement of your signing bonuses.

Additionally, you will be provided a severance provision of six months’ base salary continuation, including health care and benefits coverage, and a prorated portion of your annual bonus, in the event you are terminated by the Company for any reason other than Cause.

We are also pleased to inform you that you will be granted the equivalent value of 65,000 GenMark Diagnostics, Inc. stock options – to be provided via a combination of stock options and restricted common stock – subject to board approval and blackout windows. The shares will be granted at the closing price on the date of grant and the vesting anniversary will be your first day of employment. As a member of the GenMark Senior Leadership Team, you will be eligible for accelerated vesting upon a Change In Control, per the Company’s “Amendment of Stock Option Agreement.”

The Company will assist with relocating to the Carlsbad, CA area and will provide up to 3 months temporary housing to assist with your transition. The Company will also cover costs related to selling your home in Maryland up to $30,000, as well as the cost of moving your household goods and the closing costs on the purchase of a home in California to support your relocation transition.

You will be entitled to participate in the benefit plans offered by GenMark Dx, subject to the eligibility requirements, terms and conditions of those plans. The benefits offered at this time include 15 days vacation pay, holiday pay, life insurance, health insurance, disability insurance and a 401k plan, in accordance with GenMark Dx policies and subject to the company’s right to modify, add, and delete any benefit plan.

Calvin Offer Page 2	-continued-

You understand and agree that during your employment you are required to comply with GenMark Dx’s policies and procedures.

In making you this offer, we relied on your representation that you are not bound by any non-compete or non-solicitation provision that would prevent or restrict you from carrying out your job responsibilities for GenMark Dx. You also promise and represent that you will not bring with you to GenMark Dx, or use while employed by the Company, any confidential or trade secret information of a previous employer.

In addition, as a condition of accepting this offer, you are also agreeing that you have reviewed and signed the enclosed Confidentiality and Non-Disclosure Agreement.

Employment with GenMark Dx is “employment at will.” This means that your employment is not for a designated period of time and that either you or GenMark Dx can terminate the employment at any time, with or without cause. The at-will nature of this employment relationship cannot be changed except by an express written agreement signed by the Chairman of GenMark Dx. The other terms of this offer of employment may not be amended without an express written agreement signed by both parties.

This job offer is also contingent upon successful completion of a post offer background check.

Please sign the acceptance below and sign the enclosed Confidentiality and Non-Disclosure Agreement to formally accept this offer of employment.

Congratulations and we look forward to welcoming you to the GenMark Dx team during this very exciting phase of our company’s transformation!

Sincerely,

Jennifer Williams

SVP Global Operations & Human Resources

By accepting, I agree to all terms of this offer and the Confidentiality and Non-Disclosure Agreement.

/s/ Brad Calvin	9/6/2011
Brad Calvin	Date